UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2020

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 499-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CDEV	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 24, 2020, Centennial Resource Production, LLC, a Delaware limited liability company (“Seller”), a subsidiary of Centennial Resource Development, Inc., a Delaware corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with WaterBridge Texas Midstream LLC, a Texas limited liability company (the “Buyer”). Pursuant to the Agreement, Seller agreed to sell to Buyer certain saltwater transportation and disposal facilities located in that part of the Delaware Basin located in Texas (the “Water Assets”) for a purchase price of $150 million (the “Purchase Price”) subject to customary adjustments to the Purchase Price (the “Transaction”). If the Transaction is consummated and upon satisfying certain conditions, Seller may earn additional payments of up to $75 million from Buyer as additional consideration for the Transaction.

The Agreement contains various representations, warranties, covenants, and indemnification obligations of Buyer and Seller that are customary in transactions of this type. The closing of the Transaction is subject to satisfaction or waiver of customary specified conditions, including the accuracy of the representations and warranties of Seller (generally subject to a material adverse effect standard) and obtaining any necessary approvals under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. The Agreement contains certain customary termination rights for both Buyer and Seller, including the rights of either party to terminate in the event that the Transaction has not been completed by May 15, 2020.

In addition, Buyer and Seller will enter into a Water Management Services Agreement at the closing of the Transaction pursuant to which Buyer will provide certain produced water gathering and disposal services to Seller. The Water Management Services Agreement requires Seller to dedicate to Buyer certain real property interests and substantially all saltwater generated therefrom.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement as of the specific dates therein, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1†	Purchase and Sale Agreement, dated as of February 24, 2020, between Centennial Resource Production, LLC and WaterBridge Texas Midstream LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:	/s/ GEORGE S. GLYPHIS
George S. Glyphis Vice President, Chief Financial Officer and Assistant Secretary

Date:	February 25, 2020